Exhibit 99.2

John Kyees —

Hello and thank you for joining us today for bebe’s March, 2003 Sales release update.  I’m John Kyees, Chief Financial Officer, of bebe stores, Inc.

Let me start with our disclaimer:

During the course of this call, we will make projections or other forward-looking statements regarding future events and the future financial performance of the company.  We wish to caution you that such statements are just predictions and that actual events or results may differ materially.  We refer you to the company’s Forms 10K, 10Q and other filings made with the SEC for additional information on risk factors that could cause actual results to differ materially from our current expectations.

For March, bebe’s retail sales decreased 4.6% to $24.9 million, versus $26.1 million reported for March, 2002.

Comparable store sales for the month decreased 10.5%.  Prior year same store sales decreased 3.5%.

Year to date, retail sales were flat at $240.7 million compared to $240.9 million for the same period of the prior year.  Same store sales for the nine months ended March 31, 2003 decreased 9.6%.  Prior year same store sales decreased 5.0% for the nine months ended March 31, 2002. By week, same store sales were negative low teens for week 1, negative high single digits for week 2, positive low single digits for week 3, and negative mid twenties for week 4. Regionally, March same store sales performance was strongest in Northern California and in the Washington DC/Maryland area while performance was weakest in the New York/Northern New Jersey area and in Miami.

For the month of March, bebe sold roughly 7% less units on an average store basis versus the prior year.  The average retail price was roughly 7% less than the prior year thus causing downward pressure on overall sales.

Retail margin for the month was roughly flat with the prior year.

Looking at inventory - On a per store basis, finished goods retail inventory was roughly 7% higher than the prior year, which was lower than our plans.

Looking at new stores - We opened two stores in March and one in the beginning of April.  We closed two stores in March, bringing our current total store count to 178.  We plan to open a total of 20 to 23 stores in fiscal 2003.

Thank you for listening to our monthly sales release call and, as always, should you have additional questions please feel free to call.